Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made as of November 10, 2018 (the “Effective Date”), by and between MyDx, Inc., a Nevada corporation (the “Company”), and Mr. Cannabis, Inc., a California corporation (“Consultant”).

1. Consulting Relationship. During the term of this Agreement, Consultant will provide consulting services to the Company as described on Exhibit A hereto (the “Services”). Consultant represents that Consultant has the qualifications, the experience and the ability to properly perform the Services. Consultant shall use Consultant’s best efforts to perform the Services such that the results are satisfactory to the Company.

2. Fees. As consideration for the Services to be provided by Consultant and other obligations, the Company shall pay to Consultant the amounts specified in Exhibit B hereto at the times specified therein.

3. Expenses. Consultant shall not be authorized to incur on behalf of the Company any expenses and will be responsible for all expenses incurred while performing the Services unless otherwise agreed to by the Company’s Officers, which consent shall be evidenced in writing for any expenses in excess of $50. As a condition to receipt of reimbursement, Consultant shall be required to submit to the Company reasonable evidence that the amount involved was both reasonable and necessary to the Services provided under this Agreement.

4. Term and Termination. Consultant shall serve as a consultant to the Company for a period commencing on the Effective Date and terminating on the 36-month anniversary of the Effective Date (the “Term”). It’s agreed to by all parties that neither party can terminate this agreement within the first six months 6 months from the date of execution. Notwithstanding the above or anything to the contrary in this Agreement, either party may terminate this Agreement, with or without cause, at any time after the 6 month anniversary of this agreement upon providing 90-day’s prior written notice to the other party. In the event of such termination, either party shall pay any amounts due to the other party as set forth on Exhibit B prior to the date of termination, if any. Once the consultant has successfully completed any of the accelerated vesting milestones number 1, 2, 3, 4, 5, or 6 referenced in Exhibit B, both parties agree that the prior period of written notice for termination for both consultant and company will increase from 90 days to 180 days written notice, so that either party may terminate this Agreement, with or without cause, upon providing 180-day’s prior written notice to the other party.

5. Independent Contractor. Although those persons hired by Consultant to fulfill certain roles with the Company may be deemed employees, the relationship between Consultant itself with the Company will be that of an independent contractor and not that of an employee.

6. Method of Provision of Services. Consultant shall be solely responsible for determining the method, details and means of performing the Services. Consultant may, at Consultant’s own expense, employ or engage the services of such employees, subcontractors, partners or agents, as Consultant deems necessary to perform the Services.

(a) No Authority to Bind Company. Consultant acknowledges and agrees that Consultant has no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

(b) No Benefits. Consultant acknowledges and agrees that Consultant shall not be eligible for any Company employee benefits and, to the extent Consultant otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement, Consultant (on behalf of itself and its employees) hereby expressly declines to participate in such Company employee benefits.

(c) Withholding; Indemnification. Consultant shall have full responsibility for applicable withholding taxes for all compensation paid to Consultant under this Agreement, and for compliance with all applicable labor and employment requirements with respect to Consultant’s self-employment, sole proprietorship or other form of business organization, including state worker’s compensation insurance coverage requirements and any U.S. immigration visa requirements. Consultant agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to Consultant.

7. Supervision of Consultant’s Services. All of the services to be performed by Consultant, including, but not limited to, the Services, will be as agreed between Consultant and the Company’s Officers or their designees. Consultant will be required to report to the Company’s Officers and any designees concerning the Services performed under this Agreement. The nature and frequency of these reports will be left to the discretion of the Officers.

8. Conflicts with this Agreement. Consultant represents and warrants that he/she is not under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Consultant represents and warrants that Consultant’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to commencement of this Agreement. Consultant warrants that Consultant has the right to disclose and/or or use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties, and which Consultant discloses to the Company or uses in the course of performance of this Agreement, without liability to such third parties. Notwithstanding the foregoing, Consultant agrees that Consultant shall not bundle with or incorporate into any deliveries provided to the Company herewith any third party products, ideas, processes, or other techniques, without the express, written prior approval of the Company. Consultant represents and warrants that Consultant has not granted and will not grant any rights or licenses to any intellectual property or technology that would conflict with Consultant’s obligations under this Agreement. Consultant will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the Services.

9. Confidentiality Agreement. Consultant acknowledges and agrees that concurrently with the execution of this Agreement, he/she will execute the Confidentiality, Intellectual Property Assignment and Restricted Activities Agreement attached hereto as Exhibit C (the “Confidentiality Agreement”), and agrees that all Consultant’s services performed on behalf of the Company will be conducted in accordance with and governed by the terms of the Confidentiality Agreement.

10. Miscellaneous.

(a) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company.

(b) Sole Agreement. This Agreement, including the Exhibits hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

(c) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by email or fax (upon customary confirmation of receipt), or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address or fax number as set forth on the signature page or as subsequently modified by written notice.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

(e) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument. Executed copies of the signature pages of this Agreement sent by facsimile or transmitted electronically in either Tagged Image Format Files or Portable Document Format shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment.

The parties have executed this Agreement as of the Effective Date.

THE COMPANY:

MyDx, Inc., a Nevada corporation

By:	/s/ Daniel Yazbeck
Daniel Yazbeck, CEO

Address:

6335 Ferris Square, Suite B

San Diego, CA 92121

Attn: Daniel Yazbeck, CEO

Email: daniel@mydxlife.com

CONSULTANT:

Mr. Cannabis Inc., a California corporation

By:	/s/ Erai Beckmann
Erai Beckmann, President

Address:

8008 Girard Street

La Jolla, CA 92037

Attn: Erai Beckmann, President

Email: info@mrcannabis.com

EXHIBIT A

DESCRIPTION OF CONSULTING SERVICES

Consultant with its affiliate, Mr. Matthew Bucciero, who will be appointed as the new CEO of the Company, including its subsidiary, CDx, Inc., will successfully transition all current operational roles referenced below that Mr. Daniel Yazbeck is currently managing. Consultant’s team will accomplish this through the appointment of existing Mr. Cannabis team members, management of existing MyDx team members and recruitment and new hires.

1.	Chief Executive Officer (CEO) - Manage all Corporate Communications to engage all stakeholders in the vision of the company. This will include, but is not limited to, writing and issuance of press releases, general consumer related communications for current and new product releases, vendor and partner communications and investor/debtors/shareholder communications.

2.	Chief Financial Officer (CFO) - Manage the successful on time submission of quarterly and yearly financial SEC required filings. Manage monthly cashflow, vendor and employee payments, creditors and other financial obligations, and financial modelling.

3.	Product and Technology Development (CTO) - Manage all technical and manufacturing teams to commercialize the production of the EcosmartPen. Manage CannaDx next gen development. Manage MyDx360 and MyDx Biopharma programs. Manage new product and services development programs.

4.	Marketing (CMO) - Manage, Refine and Grow the MyDx Brand. This includes, but is not limited to, all marketing and brand updates to existing and future marketing assets including MyDx Website, MyDx Social Media Platforms, Email marketing database.

5.	Operations (COO) - Manage all corporate and ongoing operational engagements including vendors, manufacturing partners, and operational staff. Manage Nicholas Hadler (VP Operations) and address any other gaps in operational services. Prepare for EcoSmartPen Launch with supply chain management, customer service, marketing, sales, and fulfillment teams to be trained.

6.	Revenue (CRO) - Manage the sales and revenue generating activities of the Company for existing product lines including CannaDx, MyDx360 and the EcoSmartPen as well as future product lines. Manage new business development activities for future products and services.

7.	Executive and Advisory Board Management. Manage and grow existing advisory board to leverage their strengths in achieving Company goals. Schedule and report to the Board of Directors of MyDx the quarterly progress report of the Company and future plans, with at least 1 quarterly meeting scheduled.

EXHIBIT B

COMPENSATION

In consideration for the Services and pursuant to the terms of the Common Stock Purchase Warrant dated as of the Effective Date to be executed by the parties and attached hereto as Exhibit D (the “Warrant Agreement”), Consultant shall be issued warrants at the times outlined below and in the Warrant Agreement at or before the Expiration Date (as defined in the Warrant Agreement), but not thereafter, to subscribe for, purchase and receive twenty two and one half percent (22.5%) of the common shares issued and outstanding at the time of first notice of exercise given by the Holder, of the fully paid and non-assessable shares of common stock of the Company (collectively, the “Shares”).

For so long as the holder of the Warrant is Consultant and the Consulting Agreement between Consultant and the Company has not been terminated, Consultant shall have the right to exercise the warrants pursuant to the Warrant Agreement as follows:

●	Helping to complete the following milestones below, with such completion to be in the sole judgment of the majority of the members of the Company’s Board of Directors (the “Board”) , will accelerate the exercise schedule based on the percentage outlined below, with the remainder of the 22.5% equity to remain on the traditional exercise schedule of 1/36th per month for the remainder of 36 months from the Effective Date.

●	Once the Company has raised capital (with the necessary amount of such raise to be in the sole judgment of the majority of the members of the Board) the Board will appropriate salaries to Matt Bucciero and Consultant.

●	Erai Beckmann will be appointed to the Board. Daniel Yazbeck will remain on the Board as its Chairman.

Warrant Exercise Milestones (% Accelerated Vesting):

1.	Complete fundraising of $1,000,000.00 USD or more of capital for the Company in one or more closings excluding milestone I below. – Immediate right to exercise 5% of the Shares or a pro rata proportion of the 5% based on the amount of money raised with each closing

2.	Complete fundraising of $5,000,000.00 USD or more of capital for the Company in one or more closings, at which time 50% of the series A super voting shares will be assigned to Consultant - Immediate right to exercise an additional 5% of the Shares or a pro rata proportion of the 5% based on the amount of money raised with each closing

3.	Complete fundraising of $10,000,000.00 USD or more of growth capital for the Company in one or more closings - Immediate right to exercise 100% of the Shares

4.	Upon achievement of $1,000,000.00 in gross annualized revenue for MyDx or an increase of market value of a 2x or greater sustained for a minimum of two full weeks or 10 market trading days - Immediate right to exercise an additional 5% of the Shares

5.	Complete the Reverse Split for the Company’s OTC Stock at a $2-$4 per share market price and a closing share price of $1 or more for at least a period of 30 consecutive days - Immediate right to exercise an additional 5% of the Shares

6.	Complete a cross listing process of the Company stock into a Canadian or other Foreign exchange - Immediate right to exercise an additional 5% of the Shares

Immediate right to exercise an additional 1% of the Shares shall apply for each the following milestones (A-J):

A.	Complete the successful transition of the management and the full time operations of MyDx from Mr. Daniel Yazbeck to the Mr. Cannabis Team, marked by the signing of an agreement and announcement to the public markets via a press release.

B.	Launch the EcoSmartPen with the MyDx Brand to fulfill the pre-existing orders.

C.	Launch the EcoSmartPen with the Mr. Cannabis brand.

D.	Launch the EcoSmartPen with a reputable brand (in the sole judgment of the majority of the members of the Board) that has at least $500,000.00 in existing gross sales annualized revenue.

E.	Onboard a major influencer (in the sole judgment of the majority of the members of the Board)who agrees to help promote the MyDx brand, products and services.

F.	Recruit a reputable head (in the sole judgment of the majority of the members of the Board)of the scientific board of advisors for MyDx who can work with the MyDx team to unlock the potential value of the MyDx current and future Database and optimize it to address the needs of the pharmaceutical industry.

G.	Recruit a head of the mobile application development for MyDx.

H.	Complete an updated diligence packet of materials for MyDx fundraising, including new and updated financial modelling, new investors presentation, and a well organized (in the sole judgment of the majority of the members of the Board) cloud based investors diligence folder with all needed fundraising materials/information.

I.	Secure a credit line for MyDx in excess of $3,000,000.00 with a discount to market of no more than 20%.

J.	Recruit and onboard a reputable (in the sole judgment of the majority of the members of the Board) investors relations team to help ensure the success of the MyDx stock.

EXHIBIT C

CONSULTANT CONFIDENTIALITY, INTELLECTUAL PROPERTY ASSIGNMENT AND RESTRICTED ACTIVITIES AGREEMENT